                                                                  Exhibit (h)(8)


                            TRANSFER AGENCY AGREEMENT

        AGREEMENT made as of the 1st day of May, 1988 by and between Institutional Liquid Assets (the "Fund"), a Massachusetts business trust, and Goldman, Sachs and Co. ("Goldman Sachs"), a New York limited partnership.

                              W I T N E S S E T H
                              -------------------

        WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Fund is empowered to issue units of beneficial interest ("Units") in separate series ("Series") with each such Series representing the interests in a separate portfolio of securities and other assets;

        WHEREAS, the Fund desires to appoint Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the other services contemplated hereby with respect to the Fund and each Series of Units thereof and Goldman Sachs desires to accept such appointment; and

        WHEREAS, this Agreement shall be regarded as superseding the Agency Agreement, dated December 27, 1978, as amended, between the Fund and DST Systems, Inc. ("DST") relating to the Fund's Prime Obligations, Government and Treasury Obligations Portfolios and the Transfer Agency Agreement, dated November 11, 1987, between the Fund and Goldman Sachs relating to the Fund's Money Market Portfolio.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.      Appointment
        -----------

        1.01 Subject to the terms set forth in this Agreement, the Fund hereby appoints Goldman Sachs as Transfer Agent and dividend Disbursing Agent and to perform the other services contemplated hereby with respect to the Fund and each Series of Units thereof.

        1.02 Goldman Sachs hereby accepts such appointment and agrees that it will act as Transfer Agent and Dividend Disbursing Agent and perform the other services described herein with respect to the Fund and each Series of Units thereof.

        1.03 Goldman Sachs agrees to provide in Chicago, Illinois the necessary facilities, equipment and executive, administrative and clerical personnel to perform its duties and obligations hereunder in accordance with the terms hereof.


2.      Transfer Agent
        --------------

        2.01 Goldman Sachs shall, subject to any Instructions (as defined in Section 5 hereof), record the issuance, transfer and redemptions of Units in accordance with the following provisions of this Section 2.

        2.02 After being notified by the Fund's custodian (the "Custodian") or, if applicable, the Custodian's sub-custodian (the "Sub-Custodian") that the purchase price in respect of orders to purchase Units has been received in the form of federal funds, Goldman Sachs shall compute in accordance with the Fund's Prospectus (the term "Prospectus," as used herein, shall be deemed to mean the Fund's then current Prospectus, all supplements thereto, the Fund's then current Statement of Additional Information and all supplements thereto unless the context otherwise requires) the number of Units to be purchased at the net asset value of such Units applicable to such order and shall:

        (i) credit the account of the purchaser with the number of Units so purchased as of the time contemplated by the Fund's Prospectus and

        (ii) subject to paragraph 2.05, mail to the purchaser a confirmation of such purchase and notice of such credit.

        2.03 Upon receipt of requests for transfer in proper form, Goldman Sachs shall transfer on the records of the Fund maintained by its Units and shall credit a like amount of Units to the transferee.

        2.04 Goldman Sachs shall make an adequate and accurate record of the date and time of receipt of all requests for redemption of Units transmitted or delivered to it, and shall process such requests in accordance with the following provisions. If such redemption requests comply with the standards for redemption approved by the Fund (as evidenced by the Fund's Prospectus or by Instructions), Goldman Sachs shall compute in accordance with the Fund's Prospectus the amount of redemption proceeds payable to each Unitholder requesting redemption. If any such request for redemption does not comply with the standards for redemption approved by the Fund, Goldman Sachs shall take such actions as it reasonably deems appropriate under the circumstances and shall effect such redemption at the price applicable to the date and time of receipt of a redemption request (including any necessary documents) complying with such standards. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of redemptions in accordance with the Fund's Prospectus, Goldman Sachs shall advise the Custodian of aggregate redemption requests for which the Custodian is authorized to effect payment and shall advise the Custodian of the amount required to pay any portion of such redemptions which is payable by wire and the amount required to pay any portion of such redemptions which is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer such redemptions to the Sub-Custodian or to the Fund's checking account established and maintained at the Northern Trust Company ("Northern") in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman Sachs and the Sub-Custodian so as to provide for the timely payment of redemptions in accordance with the provisions of the Fund's Prospectus, Goldman Sachs shall give wiring instructions to the Sub-Custodian so as to effect payment for redemptions to Unitholders who requested such payment by wire. In accordance with the provisions of the resolutions of the Fund's Trustees and the Fund's Prospectus and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for redemptions to Unitholders who requested that redemption proceeds be remitted by check. Upon inquiry from the Custodian, Goldman Sachs shall promptly advise as to whether there are a sufficient number of Units in the Unitholder's account to cover a redemption check, taking into account any limits on the availability of some or all of such Units to cover such check due to the fact that such Units were purchased other than by federal funds wire within 15 calendar days immediately prior to the presentment of such redemption check. Goldman Sachs shall mail to the redeeming Unitholder a confirmation of the redemption.

2.05 In lieu of mailing the confirmation notice to purchasers as provided in paragraph 2.02 and the confirmation to redeeming Unitholders as provided in paragraph 2.04, Goldman Sachs may instead, if the Fund's Prospectus so provides, provide a monthly statement to Unitholders, provided such statement complies with the requirements of paragraph (c) of Rule 10b-10 under the Securities Exchange Act of 1934 (the "1934 Act").

3.      Dividends and Distributions
        ---------------------------

        3.01 With respect to those Unitholders which have elected reinvestment of dividends and distributions in additional Units, Goldman Sachs shall credit the account of such Unitholders with the requisite number of additional Units relative to each such dividend or distribution. With respect to those Unitholders which have elected to receive such dividends and distributions in cash, at such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends or distributions to Unitholders in accordance with the provisions of the Fund's Prospectus, Goldman Sachs shall advise the Custodian orally and confirm to it in writing of the aggregate amount of dividends or distributions payable to Unitholders and shall advise the Custodian orally and confirm to it in writing of the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer dividends or distributions to the Sub-Custodian or to the Fund's checking account established and maintained at Northern in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman Sachs and the Sub-Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Fund's prospectus, Goldman Sachs shall give wiring instructions to the Sub-Custodian so as to effect payment for dividends and distributions to Unitholders who requested such payment by wire. In accordance with the provisions of the resolutions of the Fund's Trustees and the Fund's Prospectus and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for dividends or distributions to Unitholders who requested payment thereof by check.

4.      Additional Duties
        -----------------

        4.01 Goldman Sachs shall establish and maintain separate accounts with respect to each Unitholder. Goldman Sachs shall perform the "master" and "subaccounting" services as described in the Fund's Prospectus, provided that the Fund shall not change the description of such services in the Prospectus without obtaining the advance consent of Goldman Sachs. Goldman Sachs shall maintain records showing for each Unitholder's account the following: (a) name, address, tax identifying number and number of Units held; (b) historical information regarding the account, including dividends and distributions paid and date and price for all transactions; (c) any stop or restraining order placed against the account; (d) information with respect to withholdings; (e) any dividend or distribution reinvestment order, dividend or distribution address and correspondence relating to the current maintenance of the account; and (f) any information required in order for Goldman Sachs to perform the calculations and make the determinations contemplated or required by this Agreement. Goldman Sachs shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable the Fund and Goldman Sachs to meet their respective obligations under: (g) the Fund's Prospectus, (h) the required recording keeping and reporting provisions of the 1934 Act, particularly Section 17A thereof, and of the 1940 Act, particularly Sections 30 and 31 thereof, and state securities or Blue Sky laws, and the rules and regulations thereunder; and (i) applicable federal and state tax laws. Goldman Sachs shall accept and maintain in accordance with the provisions of the preceding two sentences all records delivered to it by the Fund or DST in connection with the termination of DST's services as Transfer Agent to the Fund; provided, however, that Goldman Sachs shall not be responsible for the accuracy
--------  -------
or completeness of the records so delivered to it. All records maintained by Goldman Sachs in connection with the performance of its duties under this Agreement will remain the property of the Fund, shall returned to the Fund promptly upon request and, in the event of termination of this Agreement, will be promptly returned to or delivered as directed by the Fund. Such records may be inspected by the Fund at reasonable times. In the event such records are returned to or delivered as directed by the Fund, Goldman Sachs may at its option retain copies of such records.

4.02 Goldman Sachs shall furnish to the Fund: (a) information as to the Units distributed or to be distributed in each state for "Blue Sky" purposes at such times and in such degree of detail as is necessary for the Fund to verify the satisfaction of or to satisfy its obligations to register such Units under applicable "Blue Sky" laws, and (b) copies of Unitholder lists and other information and statistical data as any reasonably be requested in Instructions.

4.03 With respect to the 1988 calendar year and each calendar year thereafter, Goldman Sachs shall prepare and file with the Internal Revenue Service and with the appropriate state agencies, and, if required, mail to Unitholders such returns for reporting (i) dividends and distributions paid, credited or withheld as are required by the Fund's Prospectus or applicable law or regulation to be so filed and mailed and (ii) Fund expenses incurred as are required by applicable federal law. With respect to the 1988 calendar year, Goldman Sachs shall be entitled to rely on information provided to it by DST with respect to the period of such calendar year in which DST acted as Transfer Agent for the Fund in the preparation of the returns referred to in the preceding sentence, and Goldman Sachs shall not be responsible for the accuracy or completeness of such information.

4.04 Goldman Sachs shall prepare and mail an individual monthly statement for each Unitholder showing all activity in such Unitholder's account for the month. Upon request from a Unitholder, Goldman Sachs shall prepare and mail a year-to-date statement showing all activity in such Unitholder's account on a year-to-date basis. With respect to monthly and year-to-date statements which include periods in which DST acted as Transfer Agent for the Fund, Goldman Sachs shall be entitled to rely on information provided to it by DST with respect to such periods, and Goldman Sachs shall not be responsible for the accuracy or completeness of such information.

4.05 Goldman Sachs shall mail such Unitholder reports and such proxy material, proxy cards and other material supplied to it by the Fund in connection with Unitholder meetings of the Fund and shall receive, examine and tabulate returned proxies and certify the vote to the Fund, all as and to the extent requested by the Fund. Goldman Sachs shall mail blank redemption checks to Unitholders for their use in effecting redemptions and such other related materials as the Fund shall request from time to time.

4.06 Goldman Sachs shall cooperate with the Fund and the Fund's independent public accountants in connection with: (a) the preparation of reports to Unitholders, to the Securities and Exchange Commission (including all required periodic and other reports), to state securities commissioners, and to others,
(b) annual and other audits of the books and records of the Fund, and (c) other matters of a like nature.

4.07 Goldman Sachs shall maintain adequate procedures and systems to safeguard from loss or damage attributable to fire, theft, misuse or any other cause the Fund's records and other data and Goldman Sachs' records, data, equipment, facilities and other property used in the performance of its obligations hereunder.

4.08 Goldman Sachs shall comply with the provisions of Investment Company Act release No. 6863 dated December 8, 1971 entitled "Guidelines relating to Checking Accounts Established Pursuant to Section 17(f) of The Investment Company Act of 1940, as Amended, by Investment Companies Having Bank Custodians" (the "Release") with regard to the establishment and maintenance of the Fund's checking account at Northern in accordance with Section 17(f) of the 1940 Act. At the end of each calendar month, Goldman Sachs shall represent in writing to the Trustees of the Fund that it has complied with the terms of the Release during the month. Goldman Sachs shall establish and maintain procedures reasonably designed to assure the safekeeping of checks delivered to Goldman Sachs by Northern for signature by employees of Goldman Sachs and the security and integrity of the signing of such checks. Goldman Sachs' employees are not permitted to sign any such checks which are made payable to "Cash" or to the order of the Fund or to any named petty cashier of the Fund or which are not made payable to the order of a designated payee.

4.09 Goldman Sachs shall maintain expedited redemption and dividend instructions from Unitholders in the form of such records as are necessary to honor telephone, telegraph or other redemption requests from Unitholders without signature guarantee and to effect the payment of dividends and distributions in accordance with the provisions of the Fund's Prospectus. Goldman Sachs shall apply such instructions as necessary to effect dividends, distributions, redemptions and other transactions in accordance with the provisions of the Fund's prospectus. Goldman Sachs shall establish and maintain procedures reasonably designed to assure the accuracy, safekeeping and proper application or records of expedited redemption and dividend instructions.

4.10    Goldman Sachs, in the performance of its duties hereunder:

(a) shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(b) shall act in conformity the Fund's Agreement and Declaration of Trust dated December 6, 1978 together with Amendment Nos. 1 and 2 thereto (such Agreement and Declaration of Trust, as presently in effect and as amended from time, is herein called the "Trust Agreement"), the Fund's By-Laws (such By-laws, as presently in effect and as amended from time to time, are herein called the "By-Laws"), the Fund's Prospectus and any Instruction, and will subject to the standard set forth in paragraph 4.10(a) above comply with and conform to the requirements of the 1940 Act, the 1934 Act, particularly Section 17A thereof, and all other applicable federal and state laws, regulations and rulings.

5.      Instructions
        ------------

        5.01 Goldman Sachs shall be deemed to have received Instructions (as that term is used herein) upon receipt of written instructions (including receipt by telecopier, telegram, cable or Telex), which may be continuing instructions, signed by a majority of the Trustees of the Fund or by a person the Trustees shall have from time to time authorized to give the particular class of Instructions in question. Different persons may be authorized to give Instructions for different purposes, and Instructions may be general or specific in terms. A certified copy of a By-law, resolution or action of the Trustees of the Fund may be received and accepted by Goldman Sachs as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt of written notice to the contrary.

        5.02 The Fund may also authorize one or more designated persons to issue oral (such term as used herein including, without limitation, telephoned) instructions, specifying the type or types of instructions that may be so issued, in which case the Fund shall deliver to Goldman Sachs resolutions of the Trustees to such effect. One or more of the persons designated by the Trustees to give oral instructions shall promptly confirm such oral instructions in writing to Goldman Sachs. Such instructions when given in accordance with the provisions hereof and with such resolutions shall be deemed Instructions hereunder. In case of conflict between oral Instructions given by a person designated in the resolution of the Trustees referred to in the first sentence of this paragraph 5.02 and any written Instructions, the Instructions most recently received by Goldman Sachs shall prevail, and in case of conflict between oral Instructions given by a person designated in such resolution and any written confirmation or purported confirmation of oral Instructions, such written confirmation shall prevail; provided that any transaction initiated by Goldman Sachs pursuant to such oral Instructions may, but need not, be completed by Goldman Sachs notwithstanding Goldman Sachs' receipt of conflicting written Instructions hereunder or written confirmation or purported confirmation of oral Instructions hereunder subsequent to Goldman Sachs' initiation of such transaction.

6.      Compensation
        ------------

        6.01 For the services provided and the expenses assumed by Goldman Sachs pursuant to this Agreement, the Fund will pay to Goldman Sachs as full compensation therefor the compensation set forth in the schedule of even date herewith delivered by Goldman Sachs to the Fund until a different compensation schedule shall be agreed upon in writing between the parties.

        6.02 The Fund shall reimburse Goldman Sachs for the cost of any and all forms (excluding the cost of developing the format of the form) prepared for use in connection with its actions hereunder, as well as the cost of postage, telephone and telegraph used in communicating with Unitholders of the Fund to the extent such communications are required under the terms of this Agreement. Goldman Sachs shall be entitled to all property rights to the format of all forms it has prepared for use in connection with its actions hereunder. Goldman Sachs hereby grants the Fund a perpetual, nonexclusive, royalty-free, assignable license to use forms of identical or similar format to such forms, and all forms for which Goldman Sachs has received reimbursement from the Fund shall be and remain the physical property of the Fund until used. The Fund shall also reimburse Goldman Sachs for all microfiche, microfilm and other mediums for the permanent storage of the Fund's records consumed by Goldman Sachs in the performance of its obligations hereunder. Except as provided in this paragraph 6.02; Goldman Sachs will pay all expenses incurred by it in connection with the performance of its duties under this Agreement.

        7.     Indemnification
               ---------------

        7.01 The Fund hereby agrees to indemnify and hold harmless Goldman Sachs its officers, partners and employees and each person, if any, who controls Goldman Sachs (collectively, the "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Goldman Sachs acting hereunder. The Fund will reimburse each

        Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

        7.02 It is understood, however, that nothing in this Section 7 shall protect any Indemnified Party, or entitle any Indemnified Party to indemnification, to an extent or in a manner inconsistent with Sections 17(h) or (i) of the 1940 Act.

8.      Term of Agreement
        -----------------

        8.01 This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated (except as to the second and third sentences of paragraph 6.02 and as to paragraphs 7.01 and 7.02) by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect no sooner than 120 days after the date of such delivery or mailing.

        8.02 Goldman Sachs and the Fund may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

9.      Miscellaneous
        -------------

        9.01 Without limiting the other provisions hereof, notice and other writings delivered or mailed postage prepaid to the Fund in care of Institutional Liquid Assets, 4900 Sears Tower, Chicago, Illinois 60606,
        Attention: E.J. Whitman, Jr., or to Goldman Sachs at 4900 Sears Tower, Chicago, Illinois 60606, Attention: John W. Mosior, or to such other address as the Fund or Goldman Sachs may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

        9.02 This Agreement shall be binding on and shall inure to the benefit of the Fund and Goldman Sachs and their respective successors, shall be construed according to the laws of Illinois (except as to paragraph 9.03 hereof which shall be construed in accordance with the laws of Massachusetts) and may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement may not be assigned by Goldman Sachs nor may

Goldman Sachs' duties hereunder be performed by any other person without the prior written consent of the Fund authorized and approved by a resolution of the Trustees. The term "assigned" shall be construed consistently with the term "assignment" as defined in Section 2(a)(4) of the 1940 Act and Rule 2a-6 thereunder as if such Rule applied to transfer and dividend disbursing agents. The headings in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

9.03 This Agreement is executed by or on behalf of the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or Unitholders of the Fund individually but are binding only upon the Fund and its assets and property. The Fund's Trust Agreement, as amended, is on file with the Secretary of the Commonwealth of Massachusetts.

                           INSTITUTIONAL LIQUID ASSETS

                           By [signature illegible]
                             ------------------------------
                           as its  President
                                 --------------------------


                           GOLDMAN, SACHS & CO.

                           By [signature illegible]
                             ------------------------------

                                    General Partner
                             ------------------------------

4900 Sears Tower
Chicago, Illinois 60606
Telephone:  312-993-4400
Toll Free: 800-621-2302

Goldman Sachs--Institutional Liquid Assets


April 19, 1990

Goldman, Sachs & Co.
4900 Sears Tower
Chicago, IL 60606

Gentlemen:

Reference is made to the Transfer Agency Agreement dated May 1, 1988 between Goldman, Sachs- Institutional Liquid Assets and Goldman, Sachs & Co. (the "Agreement"). The purpose of this letter is to confirm our agreement that the term "Series" as used in the Agreement shall be deemed to include any Class of Units within each Series and that the term "Prospectus" as used in the Agreement shall be deemed to mean, with respect to any one or more Series, the Fund's current Prospectus, all supplements thereto, the Fund's then current Statement of Additional Information and all supplements thereto unless the context otherwise requires.

In addition, this letter confirms that you agree to take all necessary steps, with State Street Bank and Trust Company if required, to assure compliance with the terms and conditions of the Fund's exemptive application relating to the creation of Classes within a Series.

This letter shall be deemed an amendment to the Agreement which shall otherwise continue in full force and effect.

Please acknowledge and confirm the foregoing by signing and dating the enclosed copy of this letter where indicated and returning it to the undersigned.

GOLDMAN SACHS - INSTITUTIONAL LIQUID ASSETS

By: /s/ Stephen Brent Wells,
   --------------------------------------
        Stephen Brent Wells, President

Acknowledge and confirmed this
    19 day of April, 1990.


GOLDMAN, SACHS & CO.

By:
   --------------------------------------
As its:       General Partner

February 11, 1992


Goldman, Sachs & Co.
4900 Sears Tower
Chicago, IL 60606

Re:   Transfer Agency Agreement

Dear Sirs:

Reference is made to the Transfer Agency Agreement dated May 1, 1988 between Goldman Sachs-Institutional Liquid Assets and you.

The purpose of this letter is to confirm that Paragraph 4.08 of the Transfer Agency Agreement is amended in its entirety as follows:

     4.8 Goldman Sachs shall comply with the provisions of Investment Company Act Release No 6863 dated December 8, 1971 entitled "Guidelines Relating to Checking Accounts Established Pursuant to Section 17(f) of The Investment Company Act of 1940, as Amended, by Investment companies Having Bank Custodians" (the "Release") with regard to the establishment and maintenance of any checking account for the Fund. Goldman Sachs shall establish and maintain procedures reasonably designed to assure the safekeeping of checks delivered to Goldman Sachs for signature by employees of Goldman and the security and integrity of the signing of such checks. Goldman Sachs' employees are not permitted to sign any such checks which are made payable to "Cash" or to the order of the Fund or to any named petty cashier of the Fund or which are not made payable to the order of a designated payee.

Please acknowledge and confirm the foregoing by signing and dating the enclosed copy of this letter where indicated and returning it to the undersigned.

GOLDMAN SACHS--INSTITUTIONAL LIQUID ASSETS

By:  [signature illegible]
   -------------------------------

                                    GOLDMAN, SACHS & CO.

                                    By:  [signature illegible]
                                       ----------------------------
                                    Date:  4/22/92
                                         --------------------------